Exhibit 99.1

BERKSHIRE HATHAWAY INC.

NEWS RELEASE

FOR IMMEDIATE RELEASE	August 3, 2019

Omaha, NE (BRK.A; BRK.B) –

Berkshire’s operating results for the second quarter and first six months of 2019 and 2018 are summarized in the following paragraphs. However, we urge investors and reporters to read our 10-Q, which has been posted at www.berkshirehathaway.com. The limited information that follows in this press release is not adequate for making an informed investment judgment.

Earnings of Berkshire Hathaway Inc. and its consolidated subsidiaries for the second quarter and first six months of 2019 and 2018 are summarized below. Earnings are stated on an after-tax basis. (Dollar amounts are in millions, except for per share amounts).

	Second Quarter		First Six Months
	2019	2018	2019	2018
Net earnings attributable to Berkshire shareholders	$14,073	$12,011	$35,734	$10,873

Net earnings includes:
Investment and derivative gains/losses –
Investments	7,766	4,824	23,264	(1,439)
Derivatives	168	294	776	131

	7,934	5,118	24,040	(1,308)
Operating earnings	6,139	6,893	11,694	12,181

Net earnings attributable to Berkshire shareholders	$14,073	$12,011	$35,734	$10,873

Net earnings per average equivalent Class A Share	$8,608	$7,301	$21,824	$6,610
Net earnings per average equivalent Class B Share	$5.74	$4.87	$14.55	$4.41

Average equivalent Class A shares outstanding	1,634,962	1,645,057	1,637,378	1,645,008
Average equivalent Class B shares outstanding	2,452,442,401	2,467,585,853	2,456,067,007	2,467,511,782

Note: Per share amounts for the Class B shares are 1/1,500th of those shown for the Class A.

Beginning in 2018, due to a change in Generally Accepted Accounting Principles (“GAAP”), we are required to include the changes in unrealized gains/losses of our equity security investments as a component of investment gains/losses in our earnings statements. In the table above, investment gains/losses in 2019 include gains of approximately $7.1 billion in the second quarter and approximately $22.2 billion in the first six months and in 2018 include a gain of approximately $4.3 billion in the second quarter and a loss of approximately $2.7 billion in the first six months due to changes during the second quarter and during the first six months in the unrealized gains that existed in our equity security investment holdings. Investment gains/losses also include after-tax realized gains on sales of investments of approximately $662 million and $512 million during the second quarters of 2019 and 2018, respectively, and gains of approximately $1.1 billion and $1.3 billion during the first six months of 2019 and 2018, respectively.

The amount of investment gains/losses in any given quarter is usually meaningless and delivers figures for net earnings per share that can be extremely misleading to investors who have little or no knowledge of accounting rules.

An analysis of Berkshire’s operating earnings follows (dollar amounts are in millions).

	Second Quarter		First Six Months
	2019	2018	2019	2018
Insurance-underwriting	$353	$943	$742	$1,350
Insurance-investment income	1,366	1,142	2,603	2,154
Railroad, utilities and energy	1,945	1,890	3,803	3,620
Other businesses	2,487	2,486	4,687	4,613
Other	(12)	432	(141)	444

Operating earnings	$6,139	$6,893	$11,694	$12,181

As of August 3, 2019, Kraft Heinz’s financial statements for the first and second quarters of 2019 were not yet available to Berkshire. Accordingly, Berkshire’s Consolidated Financial Statements for the second quarter and first six months of 2019 exclude its share of the earnings and other comprehensive income of Kraft Heinz for those periods. Berkshire intends to record its share of Kraft Heinz’s earnings and other comprehensive income for the first six months of 2019 during the period that such information becomes available. During the second quarter and first six months of 2018, we recorded equity method earnings from our investment in Kraft Heinz of $187 million and $421 million, respectively.

At June 30, 2019, insurance float (the net liabilities we assume under insurance contracts) was approximately $125 billion at June 30, 2019, an increase of $2 billion since yearend 2018.

Use of Non-GAAP Financial Measures

This press release includes certain non-GAAP financial measures. The reconciliations of such measures to the most comparable GAAP figures in accordance with Regulation G are included herein.

Berkshire presents its results in the way it believes will be most meaningful and useful, as well as most transparent, to the investing public and others who use Berkshire’s financial information. That presentation includes the use of certain non-GAAP financial measures. In addition to the GAAP presentations of net earnings, Berkshire shows operating earnings defined as net earnings exclusive of investment and derivative gains/losses.

Although the investment of insurance and reinsurance premiums to generate investment income and investment gains or losses is an integral part of Berkshire’s operations, the generation of investment gains or losses is independent of the insurance underwriting process. Moreover, as previously described, under applicable GAAP accounting requirements, we are now required to include the changes in unrealized gains/losses of our equity security investments as a component of investment gains/losses in our periodic earnings statements. In sum, investment gains/losses for any particular period are not indicative of quarterly business performance.

About Berkshire

Berkshire Hathaway and its subsidiaries engage in diverse business activities including insurance and reinsurance, utilities and energy, freight rail transportation, manufacturing, retailing and services. Common stock of the company is listed on the New York Stock Exchange, trading symbols BRK.A and BRK.B.

Cautionary Statement

Certain statements contained in this press release are “forward looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guaranties of future performance and actual results may differ materially from those forecasted.

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Contact

Marc D. Hamburg

402-346-1400